Exhibit 10.1

April 1, 2021

Dear Sabina,

Welcome to MusclePharm. We are excited to have you on the team and are pleased to confirm your offer of employment as President and Chief Financial Officer. Details of the offer are as follows:

○	Start Date: April 5, 2021

○	Reporting To: Ryan Drexler

○	Salary: You will be paid annually in the amount of $450,000, less applicable taxes and withholdings. After 1 year of service Sabina will be entitled to a merit increase in line with the company’s merit policy.

○	Bonus: In addition to your annual salary, you are also eligible for the company’s Leaders' Bonus. This annual bonus recognizes and rewards you for the company’s overall performance as well as your individual contributions to the business.

Your target bonus award is 60% of your annual salary for year 1 and 75% of your annual salary for year 2. The performance metrics for paying the bonus amounts for year 1 shall be established via good faith negotiation between you and the company no later than 60 days following your Start Date. The performance metrics for paying the bonus amounts for year 2 shall be established via good faith negotiation between you and the company no later than 60 days following the one-year anniversary of the Start Date.

○	Vacation: You are eligible to receive four weeks of vacation.

○	Benefits: The company acknowledges that you will remain on your current health insurance plan, Cobra, provided through Yum Brands. It is agreed that you will contribute $7,900.00 annually toward the plan, and MusclePharm will reimburse the difference, i.e. approximately $16,000.00 annually.

○	Retirement: After 60 days of employment, you are also eligible to participate in the company’s 401k matching program.

○	Transaction Bonus; Equity: You will receive 2% equity in the company payable as a transaction bonus upon the occurrence of a sale. The Company shall pay you the vested portion (see below) of 2% of the purchase price, regardless of whether the sale transaction occurs during your employment or at any time thereafter. If the sale transaction has not occurred by the 2-year anniversary of the Start Date, then you shall have the option to convert the 2% transaction bonus into company common shares representing 2% of the fully-diluted equity capitalization of the company. The equity shall begin to vest 90 days after start date with 25% at the 3-month anniversary and 8.33% every month for the next 9 months with the result that 2% is vested at the one-year anniversary of the Start Date.

If a change in control occurs with respect to the company, the vesting shall accelerate with the result that 100% shall become vested.

Severance: If your employment terminates for any reason, you shall be paid a severance payment according to the following schedule, based on the Start Date and based on salary plus target bonus:

○	0 - 3 month anniversary, 25% of [salary plus target bonus]
○	3 to 6-month anniversary, 50% of [salary plus target bonus]
○	After 6-month anniversary to 1-year anniversary, accrues an additional 1 month of pay per month of employment with the result that at the 1-year anniversary the payment is 100% of [salary plus target bonus]
○	After 1-year anniversary, the payment remains at 100% of [salary plus target bonus]

If a change of control occurs with respect to the company, you shall be paid twice the amounts stated above.

If the foregoing sets forth your understanding of our agreement, please so indicate by signing in the space provided below and returning a copy of this letter.

Welcome to MusclePharm!

Sincerely,

/s/ Ryan Drexler	/s/ Sabina Rizvi
Ryan Drexler	Sabina Rizvi
CEO of MusclePharm	Date: April 1, 2021